 Exhibit 99.1

Rayont Inc appoints Mr. Aleem Sheikh as President and CEO to position the Company for Growth.

Queensland, Australia, March 25, 2021 (GLOBE NEWSWIRE) -- Rayont Inc. (“Rayont” or the “Company”) (OTC PINK: RAYT), an international healthcare company specializing in the manufacturing of alternative medicine products and services across the entire value chain today announces the appointment of Mr. Aleem Sheikh as President and CEO, Rayont Inc.

“We are pleased with the appointment of Mr Sheikh. As the new CEO he brings long experience in Asia, MENA and Australasia with the leadership and requisite skills to lead the business expansion of Rayont to become a world-class healthcare company.” said Mr. Reyad Fezzani, Chairman of the Board of Directors of Rayont Inc.

Mr Sheikh succeeds Ms Marshini Thulkanam.  Mr Fezzani added we thank Ms Thulkanam for her service and for stewarding the company to this important stage in its evolution and wish her well as she returns to the role of Chief Financial Officer.

Aleem Sheikh – President and CEO

Aleem was previously a Managing Director and Group Chief of Staff at ACWA Power before his appointment as a Director to the largest public university in the USA, Arizona State University. He joined ACWA Power from Swiss Company, Oerlikon, where he was President and Chairman/CEO of the Solar Company based in China. Prior to this, he was Vice President of Strategic Partnerships for BP p.l.c and resided in China for over 10 years. Aleem also led the Board oversight for manufacturing, operations and development of Solar Panel production facilities at Tata/BP Solar in India. He is a forward thinking and proactive professional executive with a broad range of experience in contributing to the performance of a global company.

During his early career at BP he worked in Commercial, Retail, Operations and Marketing in the UK. Following a series of mergers and acquisitions, he became Global Early Integration Director and held offices across the world. He then joined BP HR as Head of Resourcing for the UK/European Regions to bring a business focus to a functional organization. He later moved to China to become Commercial Director and Chief of Staff for BP in Australasia, Asia-Pacific and the Indian-Subcontinent. In China alone, he helped grow BP to a $5 billion revenue business with over 1,300 employees.

He joined BP Alternative Energy in 2008. With over 3,000 employees, the business operated Solar manufacturing plants in the U.S., Europe & AsPac, and developed, constructed, and operated solar and wind farms in the U.S., Europe, India & China. During his tenure, the wind business completed U.S. utility-scale project financing, construction and operations. The solar business unit completed utility-scale and distributed generation solar project financing, construction and operations. As well as leading the strategic development of this business, he also acted as Deputy CEO and set up the operations from San Francisco. He was a member of the BP Global Leadership Team & served as Non-Exec Director for companies in the USA, China & India including Tata BP Solar where he also acted as Chairman of the Audit Committee. He later joined Oerlikon Solar before divesting it for approx. CHF0.25 billion. He continues to hold Non-Exec Director/Chairman positions across the world.

Marshini Thulkanam, Director and CFO stated that “it has been an amazing time to see Rayont grow to more that USD 100M market capitalization over the last two years. I am confident that the new leadership, with a global track record, experience and focused vision, will take Rayont to the next level of growth. I am delighted to handover the leadership to Aleem and look forward to supporting him in my capacity as CFO.”

About Rayont Inc.

Rayont, Inc. (RAYT) is a public traded company incorporated in Nevada, USA since its inception in 2011. In 2018, the Company repositioned itself to focus on healthcare including the manufacturing of alternative medicine products and services across the entire value chain.

Longer term, it has also invested in a groundbreaking cancer treatment technology through an exclusive license arrangement for the Sub-Saharan African territories.

Headquartered in Australia with expanding operations internationally, Rayont`s purpose is “Making Natural Products to Improve People`s Health”. We do this by investing in early research and development, establishing high quality manufacturing assets for regional distribution and operating across the alternative medicine value chain.

Our underlying strategy is to grow organically, selectively acquire, scale profitable assets and improve efficiency through digitalization.

For further information, please visit www.rayont.com

SAFE HARBOR

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Company Contact:
Investor Relations
ir@rayont.com